Exhibit 10.12

CONSULTING SERVICES AGREEMENT

THIS CONSULTING SERVICES AGREEMENT (the “Agreement”) is entered into as of March 2, 2020 (“Effective Date”) by and between Arena Pharmaceuticals, Inc., a Delaware corporation (“Arena”), and Steven Spector (“Consultant”).

WHEREAS, Arena wishes to obtain the services of Consultant for certain purposes and Consultant wishes to provide such services, all subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, and intending to be legally bound hereby, Arena and Consultant hereby agree as follows:

1.Services to be Provided.  During the term of this Agreement, Consultant shall perform for Arena (and if applicable, Arena’s Affiliates) services (the “Services”), described in the written addendum referencing this Agreement (the “Exhibit”).  The Exhibit shall automatically be incorporated into this Agreement by reference.  Arena acknowledges and agrees that during the term of this Agreement, Consultant may perform work for other clients and/or, if Consultant is an individual, for an employer.  Consultant agrees that Consultant will not utilize the confidential information, funds, personnel, space, equipment or facilities of any other client or any employer while performing services for Arena.  All services performed pursuant to this Agreement shall be performed in a good, timely, efficient and professional manner and, if Consultant is a company or other entity, solely by Consultant’s qualified employees. As used herein, “Affiliate” means any entity, which controls, is controlled by, or is under common control with Arena or Consultant, as applicable.  In this context “control” shall mean ownership by one entity, directly or indirectly, of more than fifty percent (50%) of the voting stock of another entity, which voting stock is entitled to vote for the election of directors, or otherwise has the actual right and ability to control and direct the management and business affairs of such other entity.

2.Term.  This Agreement will begin on the Effective Date and continue until December 31, 2020, unless otherwise terminated earlier as permitted herein.

3.	Compensation; No Benefits; Licenses; Insurance; Taxes.

(a)As compensation for Consultant’s performance of the Services, Arena (or its Affiliate) shall pay Consultant the amounts specified in the Exhibit, in accordance with the payment schedule set forth in the Exhibit.  Consultant shall be responsible for all expenses incurred in connection with the performance of the Services, including travel, hotel and meal expenses, unless such expenses are reasonable and approved in advance by Arena.  Arena agrees to pre-approve and pay reasonable travel, hotel and meal expenses incurred by Consultant in connection with Services requested by Arena. All such pre-approved expenses shall be invoiced to Arena at cost and Consultant shall include copies of all receipts for such expenses.  Consultant shall not incur, and Arena shall not be responsible for, any fees or expenses in excess of the amounts set forth in the Exhibit or amendment thereto that has been signed by an authorized representative of Arena.

(b)Except as provided in the Transition Agreement (defined below) or in this Agreement, neither Consultant nor any employee, agent or representative of Consultant, if applicable, is an employee of Arena or is entitled to participate in, or receive any benefit or right as an Arena employee under, any Arena employee benefit and welfare plans, including, without limitation, employee insurance, pension, savings and security plans, as a result of Consultant entering into this Agreement.

(c)Consultant is solely responsible for filing all tax returns and submitting all payments as required by any federal, state or local tax authority arising from the payment of fees to Consultant under this Agreement, and agrees to do so in a timely manner.  If applicable, Arena will report the fees paid to Consultant under this Agreement by filing Form 1099-MISC (or other applicable form) with the Internal Revenue Service as required by law.

(d)Consultant is solely responsible for obtaining any business or similar licenses required by any federal, state or local authority.

(e)Arena will not obtain workers’ compensation insurance on behalf of, or for the benefit of, Consultant or Consultant’s employees.  If employees of Consultant perform Services, Consultant will obtain (at Consultant’s own expense) workers’ compensation insurance to the extent required by law.

4.Ownership of Work Product

(a)All findings, conclusions, data, inventions, discoveries, trade secrets, techniques, processes, know-how, trademarks, servicemarks, brands, trade dress and tag lines, whether or not patentable or otherwise registrable, that are made by Consultant, either alone or with others, in the performance of the Services or which result, to any extent, from use of Arena’s (or Arena’s Affiliate’s) premises or property (collectively, “Inventions”) shall become the exclusive property of Arena or its designee. Consultant shall provide Arena prompt written notice of each Invention.  Consultant hereby assigns, transfers and conveys all of Consultant’s right, title and interest in and to any and all Inventions to Arena or its designee.

(b)Upon the request and at the expense of Arena or its designee, Consultant will, and will cause Consultant’s employees, if any, to, execute and deliver any and all instruments and documents and take such other acts as may be necessary or desirable to document such transfer or to enable Arena or its designee to apply for, prosecute and enforce patents, trademark registrations or copyrights in any jurisdiction with respect to any Inventions or to obtain any extension, validation, re-issue, continuance or renewal of any such intellectual property right. Without limiting the foregoing, Consultant shall, and shall cause Consultant’s employees, if any, to, assign, grant and convey unto Arena or its designee all of Consultant’s right, title and interest, now existing or that may exist in the future, in and to any copyrights in any findings, reports, data compilations and other information and material resulting from the performance of the Services. Consultant (including Consultant’s employees, if any) shall not submit applications for copyright registration in any country for any information or materials created by Consultant pursuant to this Agreement.

(c) Consultant acknowledges and agrees that the work (the services to be rendered), and all rights therein, including without limitation, copyright, belongs to and shall be the sole and exclusive property of Arena or its designee.

(d)The provisions of this Section 4 shall survive the expiration or sooner termination of the term of this Agreement.

5.Confidentiality.  Consultant shall limit access to confidential or proprietary information (as defined below) of Arena, its Affiliates and its corporate collaborators, to those employees, if any, who require it for the performance of Services, are bound by a written obligation of non-use and confidentiality no less restrictive than this section, and are under the direct control and supervision of Consultant.  Consultant will not, and will further not permit its employees, if any, to, either during or after the term of this Agreement, disclose to any third person or use any confidential or proprietary information of Arena, its Affiliates or its corporate collaborators for any purpose other than the performance of the Services without the prior written authorization of Arena. This obligation shall not apply to information that is in the public domain through no fault of Consultant. For purposes of this Section 5, “confidential or proprietary information” is defined as any information disclosed hereunder by Arena or its Affiliates, or on behalf of Arena or its Affiliates, or developed by Consultant in the performance of Services, including without limitation the structure and activity of any chemical compositions provided to Consultant pursuant to this Agreement, as well as synthetic and analytical methods, biomaterials, micro-organisms, cells, cell lines and the progeny and derivatives thereof, including all modified and recombinant DNA molecules and all vectors and hosts containing the same, patent applications, pre-clinical or clinical data, marketing methods and plans, pricing information, manufacturing information and other unpublished information related to the business or the financial condition of Arena and its Affiliates and corporate collaborators. The provisions of this Section 5 shall survive the expiration or sooner termination of this Agreement.

6.Termination.  This Agreement may be terminated upon the mutual agreement of Arena and Consultant.  In addition, (i) Consultant may terminate this Agreement and Consultant’s consulting relationship with Arena for any reason whatsoever, upon thirty (30) days’ written notice to Arena and (ii) Arena may terminate this Agreement and Consultant’s consulting relationship for Cause as provided herein.  “Cause” for Arena to terminate Consultant hereunder shall mean the occurrence of one or more of the following events if such event results in a demonstrably harmful impact on Arena’s business or reputation: (1) Consultant’s willful and continued failure to substantially perform his or her duties with Arena (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Consultant by Arena’s Board of Directors which specifically identifies the manner in which the Board of Directors believes that Consultant has not substantially performed his duties. For a termination to be for Cause pursuant to this Agreement, Consultant must (a) receive a written notice which indicates in reasonable detail the facts and circumstances claimed to provide a basis for the termination for Cause; and (b) be provided with an opportunity to be heard no earlier than 30 days following the receipt of such notice (during which notice period Consultant has the opportunity to cure and has failed to cure or resolve the behavior in question); (2) Consultant’s conviction of, or plea of guilty or nolo contendere to, a felony or any crime involving fraud, dishonesty or moral turpitude; (3) Consultant’s willful engaging in gross misconduct; or (4) Consultant’s unauthorized use or disclosure of material confidential information or material trade secrets of Arena.

7.Return of Arena Property.  Except as otherwise approved by Arena in writing, Consultant will return to Arena any property of Arena, its Affiliates and corporate collaborators, in Consultant’s possession, at any time when so requested by Arena and in any event upon termination of this Agreement or the Exhibit.

8.No Conflicting Agreements.  Consultant represents that Consultant is not a party to any existing agreements that would prevent Consultant from entering into and performing this Agreement. Consultant will not enter into any other agreement that is in conflict with

Consultant’s obligations under this Agreement. Consultant shall not seek or use funding to support the Services from any third party (including the U.S. Government), without the prior written consent of Arena. If Consultant is a member or employee of, or affiliated with, a university or other third party, Consultant represents that Consultant has complied with any and all applicable policies and procedures of such university or other third party pertaining to the disclosure of proposed agreements for services and, to the extent necessary or required, received approval from such university or other third party to enter into this Agreement and be bound by the terms herein. Without limiting the foregoing, Consultant represents that receipt and use of confidential or proprietary information hereunder will not conflict with any agreement Consultant has with any university or third party which Consultant is a member of, employed by or affiliated with, and that no university or third party shall have any interest or rights in such confidential or proprietary information or any Inventions. If requested by Arena, Consultant will provide to Arena, and will require Consultant’s employees, if any, providing Services to provide to Arena, information concerning payments and equity holdings that could be viewed as creating a conflict of interest with respect to the provision of Services hereunder, as well as other information that is required or requested by regulatory authorities.

9.Independent Contractor.  Consultant is an independent contractor under this Agreement. Neither party shall have the power to bind the other party to any agreement, contract, obligation or liability. Consultant shall not communicate on behalf of Arena or its Affiliates, or report on the Services rendered under this Agreement to any third party without specific written authorization by Arena.

10.No Health Care Providers.   Consultant represents and warrants that Consultant is not a health care provider, and no health care provider will receive payment for Services under this Agreement. The term “health care provider” includes any person with a valid medical (or other applicable) license or certification to practice in the United States, or any other individual or entity based primarily in the United States, in each case, that is in a position to prescribe, purchase, recommend, refer, or arrange for the purchase, sale, or formulary placement of Arena products, including, but not limited to, physicians, pharmacists, nurses, nurse practitioners, physician assistants, medical directors, hospitals, pharmacies, pharmacy benefit managers, group purchasing organizations, wholesalers, insurers, and any individual employed by such entities with responsibility or authority to purchase, prescribe, recommend, influence, or arrange for the purchase or sale of Arena’s products.

11.Formulary Committee Participation.  To the extent Consultant (or any employee or permitted subcontractor of Consultant performing Services) is a member of a committee of any government entity that sets prescription drug formularies or develops clinical guidelines, during the term of this Agreement and for two years following the term, Consultant (or such employee or permitted subcontractor, as applicable) will disclose to such committee the existence of this Agreement and the nature of the Services, and will follow any procedure set forth by such committee relative to Services under this Agreement.  Consultant will notify Arena of such committee membership and of any such procedure that Consultant is required to follow by the committee relative to the Services under this Agreement.

12.Entire Agreement and Amendment.  This Agreement is the sole agreement between Consultant and Arena with respect to the Services to be performed hereunder and it supersedes all prior agreements and understandings with respect thereto, whether oral or written, with the exception of the Transition and Retirement Agreement between Consultant and Arena dated January 13, 2020 (the “Transition Agreement”) and any agreements, plans, instruments and insurance policies referenced herein or therein. No modification to any provision of this Agreement shall be binding unless in writing and signed by both Consultant and a duly authorized representative of Arena. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and permitted assigns of the parties hereto.

13.Assignment and Subcontracts.  The duties and responsibilities of Consultant hereunder are of a personal nature and shall not be assigned, subcontracted or delegated in whole or in part by Consultant without Arena’s prior written consent.  Consultant remains responsible for the actions and omissions of Consultant’s permitted subcontractors as if the Services were performed by Consultant and Consultant will enforce the terms of Subcontracts (as defined below) against such subcontractors if so requested by Arena.  The terms of each Subcontract shall ensure that all obligations of Consultant and restrictions on Consultant designated in this Agreement shall apply to subcontractors to the extent any failure of such provisions to apply to subcontractors would eliminate or denigrate any of Arena’s rights under this Agreement.  In any agreement between Consultant and a subcontractor: (a) pursuant to which a subcontractor performs Services related to this Agreement, or (b) that otherwise represents a subcontracting of Consultant’s obligations under this Agreement (each, a “Subcontract”), Arena will be named as a third party beneficiary of such Subcontract, with the right to enforce all rights and obligations thereunder. Consultant shall prohibit Consultant’s subcontractors from further subcontracting or otherwise delegating Services under this Agreement.  Arena may withdraw its consent regarding any subcontractor at any time. In the event Consultant performs any of its obligations under this Agreement through a subcontractor, then Consultant shall at all times be fully responsible for the payment of such subcontractor.

14.Governing Law.  This Agreement shall be governed by and interpreted in accordance with laws of the State of California, without giving effect to any conflict of law provisions.

15.Notices.  All notices required hereunder shall be in writing and be delivered personally, sent by an internationally recognized express courier service (e.g., FedEx), transmitted via facsimile, or sent via registered or certified mail (postage prepaid) requiring return receipt, and shall be deemed given as of:  (i) the date of delivery, if sent by personal delivery; (ii) two days after the date of deposit, if sent by express courier service; (iii) the date of transmission, if faxed with confirmatory printout of transmission; or (iv) one week after the date of mailing, if sent by mail. Notices shall be addressed as provided below or to such other addressee as either party may in the future designate by written notice to the other in accordance with the terms hereof:

If to Arena, to:

Arena Pharmaceuticals, Inc.

6154 Nancy Ridge Drive

San Diego, CA  92121

USA

Facsimile No.: 858.677.0065

Attention: Chief Executive Officer

With a copy to:  General Counsel

If to Consultant, to:

Steven Spector

13517 Penfield Point

San Diego, CA 92130

16.Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.  One or more counterparts of this Agreement may be delivered by facsimile or PDF transmission with the intent that it or they shall constitute an original counterpart hereof.

17.Invalidity and Waiver.  If any portion of this Agreement is held invalid or inoperative, then so far as is reasonable and possible the remainder of this Agreement shall be deemed valid and operative, and, to the greatest extent legally possible, effect shall be given to the intent manifested by the portion held invalid or inoperative.  The failure by either party to enforce against the other party any term or provision of this Agreement shall not be deemed to be a waiver of such party’s right to enforce against the other party the same or any other such term or provision in the future.

18.Conflict of Terms.  To the extent any terms contained in the Exhibit conflict with this Agreement, the terms of the Exhibit shall prevail unless otherwise specified.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have duly executed, or caused to be duly executed, this Agreement as of the date first above written.

Arena Pharmaceuticals, Inc.	Steven Spector
By: /s/ Suzanne C. Zoumaras	/s/ Steven Spector
Name: Suzanne C. Zoumaras
Title: EVP & CHRO
6154 Nancy Ridge Drive San Diego, CA 92121	13517 Penfield Point San Diego, CA 92130

Telephone Number: 858-453-7200	Telephone Number: 858-472-3336
Date: January 13, 2020	Date: January 13, 2020

The following is made part of the Consulting Services Agreement entered into as of March 2, 2020, by and between Arena Pharmaceuticals, Inc. (“Arena”) and Steven Spector (the “Agreement”)

Exhibit

Description of Consulting Services and Compensation

Effective Date: March 2, 2020

Scope of Services:

Consultant shall provide consulting services to Arena relating to such matters as may be reasonably requested by Arena’s Chief Executive Officer or his designee.  Consultant’s consulting services shall not exceed thirty (30) hours per month.

Consultant shall be available by, including, but not limited to, phone, email, and in person, at such reasonable times as are agreed upon by both parties, to provide advice and consultation to Arena.

Compensation:

Consultant shall be paid $350.00/hour; provided, however, that, for each month during the term of the Agreement from March 2, 2020 to September 2, 2020, Consultant will receive a monthly minimum payment equivalent to fifteen (15) hours of work.

All of Consultant’s stock options previously granted by Arena that are outstanding as of the Retirement Date (as defined in the Transition Agreement) are referred to herein as the “Option Awards”.  The vesting of the Option Awards shall be accelerated as described in the Transition Agreement.   As of the Retirement Date, further vesting of the Option Awards shall be suspended but the Option Awards shall continue to remain outstanding and exerciseable during and after the Term of this Agreement (but in any event, not longer than the original contractual life of the options), in accordance with the Transition Agreement and, if applicable, the potential additional vesting acceleration and extended exercise benefits described below under “Accelerated Vesting and Extended Exercise Period.

In addition, any portion of Consultant’s performance restricted stock unit awards granted on January 4, 2019 that are outstanding as of the Retirement Date (the “PRSUs”) will remain outstanding until the earlier of: (i) March 15, 2021; (ii) termination of the Agreement by Arena for Cause; and (iii) termination of the Agreement by Consultant prior to December 31, 2020 (unless otherwise agreed to in writing between Consultant and Arena); and (iv) termination of the PRSUs pursuant to the terms of the PRSU Agreement (as defined below) and Arena’s 2017 Long-Term Incentive Plan (other than termination due to termination of Consultant’s services with Arena) (such earliest date, the “PRSU Termination Date”).

Until the PRSU Termination Date, Consultant will remain eligible to be issued shares of Arena common stock pursuant to the vesting and issuance criteria set forth in the PRSU Grant Agreement (including Attachment I thereto) (the “PRSU Agreement”) on the same terms and at

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the same time as Consultant would have received such shares if Consultant’s employment or other services with Arena would have continued through the PRSU Termination Date, provided that if, under the terms of the PRSU Agreement, shares of Arena common stock would be issued to Consultant after March 15, 2021 as a result of a Target Price or Maximum Price (as defined in the PRSU Agreement) occurring prior to March 15, 2021 (and prior to the PRSU Termination Date), such shares shall instead be issued to Consultant on March 15, 2021 and any continuing employment or service required for achievement, and any remaining Service Period (as defined in the PRSU Agreement) required for issuance, of such shares shall be waived. Any PRSUs remaining outstanding following the PRSU Termination Date shall immediately be forfeited for no consideration.

Except as expressly modified in this Exhibit or the Transition Agreement, the PRSUs shall continue to be governed by the terms of the PRSU Agreement and Arena’s 2017 Long-Term Incentive Plan.

Expenses: Consultant shall be reimbursed for reasonable travel, hotel and meal expenses incurred in accordance with Section 3(a) of the Agreement.

Term:

This Exhibit shall remain in effect until the earlier to occur of (a) December 31, 2020, or (b) termination of the Agreement as permitted in the Agreement. The provisions under “Compensation”, “Expenses”, “Schedule of Payments” and “Accelerated Vesting and Extended Exercise Period” shall survive the expiration of the term of this Exhibit.

Schedule of Payments:

Consultant shall be paid in full any undisputed invoiced amount within thirty (30) days from Arena’s receipt of invoice and a completed and signed Form W-9 or equivalent tax form from Consultant.

Invoice:

Consultant shall send to Arena monthly invoices.  For all work performed, the invoice shall outline the date work was performed, the number of hours worked in each such day, and a brief description of the work performed on behalf of Arena in a form reasonably acceptable to Arena. All invoices shall be sent to Arena, attention Accounts Payable at invoices@arenapharm.com.

The period of work covered by each invoice shall not be more than one month and all work performed in any calendar month shall be invoiced within ten (10) days of each month end.

Accelerated Vesting and Extended Exercise Period:

Upon termination of the Agreement for any reason (including death or Disability, as defined in the Arena Pharmaceuticals, Inc. Severance Benefit Plan, as amended and restated effective January 4, 2019) other than (i) termination by Arena for Cause or (ii) termination by Consultant prior to December 31, 2020, and provided that Consultant (a) complies with the obligations

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hereunder and with the Transition Agreement (excluding any obligations arising following death of Disability (other than the release requirement set forth below)); and (b) on or within twenty-one (21) days after the termination of the Agreement, signs a release of claims in substantially the same form as the Retirement Date Release attached to the Transition Agreement, which will be provided by Arena (the “Release”), and allows the Release to become effective, then Arena will accelerate the vesting of all of the Option Awards such that, as of the date of the effective date of the Release, Consultant will be deemed vested in all remaining unvested Option Awards (the “Accelerated Vesting”).  In addition, subject to satisfaction of such conditions, Arena will extend the exercise period for all Option Awards (i.e., not only the portion of such Option Awards whose vesting was accelerated as provided in the prior sentence, but also the portion of such Option Awards that were previously vested) other than the Excluded Options (as defined below) until thirty-six (36) months after the termination of the Agreement, but in any event not beyond the original contractual life of each such Option Award (the “Extended Exercise Period”).  The “Excluded Options” means the following Option Awards: (i) the Option Award granted on March 17, 2010 covering up to 3,726 shares (Grant Number 20003927), (ii) the Option Award granted on March 15, 2011 covering up to 7,970 shares (Grant Number 20004190), (iii) the Option Award granted on March 19, 2012 covering up to 5,525 shares (Grant Number 20004415), (iv) the Option Award granted on December 17, 2013 covering up to 1,812 shares (Grant Number 2004731), (v) the Option Award granted on December 15, 2014 covering up to 1,875 shares (Grant Number 20005024), and (vi) the Option Award granted on December 15, 2015 covering up to 7,276 shares (Grant Number 20005306).

For the avoidance of doubt, if, prior to December 31, 2020, Consultant terminates the Agreement for any reason, or at any time Arena terminates the Agreement or the consulting relationship for Cause, then Consultant will no longer be eligible to receive the Accelerated Vesting or the Extended Exercise Period (as defined above). If the Agreement is terminated due to Consultant’s death or Disability, Arena will provide the Accelerated Vesting and the Extended Exercise Period; provided, however, that Consultant, Consultant’s estate or Consultant’s representative (as applicable) signs the Release on or within twenty-one (21) days after the date the Agreement terminates due to Consultant’s death or Disability and allows that release to become effective.

The portion of the Option Awards subject to the Extended Exercise Period that are also considered “incentive stock options” under Section 422 of the Internal Revenue Code of 1986, as amended (the “ISOs”) will immediately lose ISO status upon the execution of the Transition Agreement.  Arena encourages Consultant to seek independent advice concerning the tax status of Consultant’s Option Awards and the corresponding tax implications of the Agreement, this Exhibit, and the benefits hereunder.

Except as expressly modified in this Exhibit or in the Transition Agreement, the Option Awards shall continue to be governed by the terms of the applicable grant notice, stock option agreement and Arena’s long-term incentive plan.

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Counterparts:

This Exhibit may be executed by exchange of signatures by facsimile or exchange of PDF copies, and in two or more counterparts, each of which will be deemed an original document, and all of which, together with this writing, will be deemed one instrument.

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have duly executed, or caused to be duly executed, this Exhibit effective as of the Effective Date above written.

Arena Pharmaceuticals, Inc.	Steven Spector
By: /s/ Suzanne C. Zoumaras	/s/ Steven Spector
Name: Suzanne C. Zoumaras
Title: EVP & CHRO
Date: January 13, 2020	Date: January 13, 2020

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